Exhibit 99

Contact Info:         Mary Ellen Fitzpatrick, Senior Vice President, Corporate Communications (978) 656-5520

Enterprise Bancorp, Inc. announces second quarter 2009 Net Income of $1.4 million, annualized 2009 deposit growth of 35%; deposits and loans both exceed $1 billion for the first time.

LOWELL, Mass (July 23, 2009) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announced net income of $1.4 million for the quarter ended June 30, 2009, compared to $1.8 million for the quarter ended June 30, 2008.  Net income for the six months ended June 30, 2009 amounted to $2.9 million compared to $3.8 million for the comparable 2008 period.  Diluted earnings per share were $0.17 and $0.36 for the three and six months ended June 30, 2009 compared to $0.22 and $0.48 for each of the same periods in 2008.

As previously announced on July 21, 2009, the Company declared a quarterly dividend of $0.095 per share to be paid on September 1, 2009, to shareholders of record as of August 11, 2009, compared to the quarterly dividend of $0.09 per share paid in September 2008.

For the first time in the Bank’s history, deposits and loans both exceeded $1 billion. Deposits, excluding brokered deposits, totaled $1.025 billion at June 30, 2009, an increase of $152.3 million, or 17.5%, since December 31, 2008, representing an annualized growth rate of 35%. Loans outstanding totaled $1.019 billion at June 30, 2009, an increase of $70.8 million, or 7.5%, since December 31, 2008, representing an annualized growth rate of 15%.

Chief Executive Officer Jack Clancy commented, “The current environment continues to provide unprecedented opportunities for community banks like Enterprise, as customers are migrating from larger, national banks to local community banks, choosing to do business with professionals they know and trust and who act in their best interests.  We are extremely pleased with our financial results. Our net income results were very strong, particularly in light of the increase in FDIC insurance premiums as the government replenishes the insurance fund, the recent opening of three branch offices and the increase in the provision for loan losses, partly due to strong loan growth. Loan quality remains solid, as we continue to apply our consistent and disciplined lending strategy to our expanding customer base. Our year-to-date deposit growth of $152 million represents an annualized growth rate of 35%.”

Mr. Clancy continued, “We are extremely excited by the Bank’s overall growth and progress. We are expanding our branch network, investing in our infrastructure and our employees, while successfully growing deposits and loans. During the quarter, we relocated our Salem, NH office to a larger facility, and our temporary Derry, NH loan production office obtained regulatory approval to begin operating as a full-service branch, which we anticipate implementing in the third quarter.  Our recently opened Acton and Methuen, MA offices have been well received by the local communities. We also recently renovated branch offices in Tewksbury and Billerica.”

Founder and Chairman of the Board George Duncan stated, “We are proud that our record of growth and success has now placed Enterprise on the list of the 20 largest banks in Massachusetts (Boston Business Journal, June 2009). This achievement is particularly noteworthy because Enterprise recently celebrated 20 years in business.  Furthermore, throughout the second quarter, the Bank has received numerous honors and accolades for business acumen, and our management team and employees continue to be recognized by a wide range of non-profit organizations for their outstanding contributions made to local community endeavors. We appreciate that the desire to do business with a strong, local community bank, one that is best suited to handle the full-service needs of businesses, professionals, non profits and individuals, is stronger than ever before. Many top economists believe that the recovery will be created, not by Wall Street, but rather by small-to-medium sized businesses across America.  We feel Enterprise is ideally positioned to take full advantage of this tremendous market opportunity.”

Results of Operations

Net income for the quarter and year-to-date June 2009 periods, when compared to the same periods in 2008, was impacted primarily by an increase in FDIC insurance premiums which applied to all insured financial institutions, increases in the provision for loan losses and non-interest expenses, partially offset by an increase in net interest income.

Net interest income for the quarter ended June 30, 2009 amounted to $11.6 million, compared to $10.2 million in the June 2008 quarter, an increase of $1.5 million or 14%.  Net interest income increased 14% for the six month period ended June 30, 2009 and amounted to $22.8 million, compared to $20.1 million for the six months ended June 30, 2008.  The increase in net interest income over the comparable quarter and year-to-date 2008 periods was due primarily to strong loan growth. Average loan growth for the quarter-over-quarter and year-over-year periods amounted to $130.1 million and $124.9 million, respectively.

Net interest margin was 4.19% for the three months ended June 30, 2009, compared to 4.24% and 4.18% for the quarters ended December 31, 2008 and June 30, 2008, respectively. Year-to-date net interest margin was 4.18% for both the six months ended June 30, 2009 and 2008, and 4.23% for the year ended December 31, 2008.

The provision for loan losses amounted to $864 thousand for the three months ended June 30, 2009, compared to $550 thousand for the same period in 2008.  The provision for loan losses amounted to $2.0 million and $867 thousand for the six months ended June 30, 2009 and 2008, respectively. The increased provision was due to several factors: 2009 year-to-date net charge-offs of $525 thousand compared to $213 thousand for the same period last year; an increase in specific reserves on impaired loans; and the level of loan growth during the period.  The allowance for loan losses to total loans ratio was 1.64% at June 30, 2009, compared to 1.64% at March 31, 2009, 1.61% at December 31, 2008 and 1.60% at June 30, 2008. In light of the current economic environment, overall asset quality remains solid, with annualized year-to-date net charge-offs amounting to 0.11% of average total loans in 2009 compared to 0.05% for 2008, and non-performing assets to total assets of 1.09% at June 30, 2009 compared to 0.73% and 0.57% at December 31, 2008 and June 30, 2008, respectively.

Non-interest income for both the three months ended June 30, 2009 and June 30, 2008 amounted to $2.4 million.  Non-interest income for the six months ended June 30, 2009 and June 30, 2008 amounted to $4.7 million and $4.8 million, respectively.  Investment advisory income decreased $315 thousand in the year-over-year period due to the decline in value of assets under management resulting primarily from investment market conditions.  Gains realized on the sales of loans increased $318 thousand over the comparable year-to-date period due to the increase in volume of residential loan production as a result of the favorable market interest rates in 2009.  During the six months ended June 2009, net gains on security sales were offset in part by the other than temporary impairment on certain equity securities and resulted in net gains of $197 thousand, which was an increase of $150 thousand compared to the six months ended June 30, 2008.

Non-interest expense for the three months ended June 30, 2009, amounted to $11.2 million, an increase of 17%, compared to the same quarter last year.  Non-interest expense for the six months ended June 30, 2009, amounted to $21.6 million, an increase of 16%, compared to the same period in the prior year. The increase in non-interest expense was related primarily to increases in FDIC insurance assessments and the Company’s strategic growth initiatives resulting in increases in the areas of compensation-related costs, occupancy, and advertising and public relations expenses.  The Company’s deposit insurance premiums increased $984 thousand compared to the 2008 year-to-date period, due to changes in the FDIC insurance assessment rates and a special June assessment which applied to all insured banks.  These actions were undertaken by the FDIC in order to replenish the FDIC’s deposit insurance reserves.  The FDIC may also impose additional special assessments for the third and fourth quarters of 2009 if the reserves are estimated to fall to a level that would be inadequate to support their objectives.

Key Financial Highlights

•                  Total assets were $1.25 billion at June 30, 2009 as compared to $1.18 billion at December 31, 2008, an increase of 6%.

•                  Total loans increased $70.8 million, or 7.5%, since December 31, 2008 amounting to $1.019 billion at June 30, 2009.

•                  Total deposits, excluding brokered deposits, were $1.025 billion at June 30, 2009 compared to $872.5 million at December 31, 2008, an increase of 17.5%.  Brokered deposits amounted to $60.4 million and $75.4 million on those respective dates.

•                  Investment assets under management amounted to $381.2 million at June 30, 2009 compared to $439.7 million at December 31, 2008, a decrease of 13%.  The decrease is attributable primarily to declines in commercial sweep account balances during the period.

•                  Total assets under management amounted to $1.67 billion at June 30, 2009 and $1.65 billion at December 31, 2008.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 79 consecutive profitable quarters.  The Company principally is engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities.  Through the bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, deposit and cash management products as well as investment management, trust and insurance services.  The Company’s headquarters and the bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts.  The Company’s primary market area is the Merrimack Valley and North Central regions of Massachusetts and South Central New Hampshire.  Enterprise Bank has sixteen full-service branch offices located in the Massachusetts cities and towns of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Leominster, Methuen, Tewksbury, and Westford and Salem, New Hampshire, and a loan production office in Derry, NH.  The Company has received the appropriate regulatory approvals to allow for the opening of a temporary full-service branch in Derry, NH.  This temporary branch is expected to open in August 2009 and will replace the loan production office that currently operates in this location.  The Company anticipates that it will open a permanent branch location in Derry, NH in 2010.

The above text contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements may be identified by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” and other expressions that predict or indicate future events or trends and which do not relate to historical matters.  Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company.  These risks, uncertainties and other factors may cause the actual results, performance and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.  Factors that could cause such differences include, but are not limited to general economic conditions, changes in interest rates, regulatory considerations and competition.  For more information about these factors, please see our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise.

ENTERPRISE BANCORP, INC.

Consolidated Statements of Income

Three and six months ended June 30, 2009 and 2008

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2009	2008	2009	2008

Interest and dividend income:
Loans	$14,095	$14,091	$27,715	$28,653
Investment securities	1,121	1,477	2,704	3,012
Short-term investments	56	43	73	105
Total interest and dividend income	15,272	15,611	30,492	31,770

Interest expense:
Deposits	3,294	4,583	6,933	9,946
Borrowed funds	67	578	162	1,164
Junior subordinated debentures	295	295	589	589
Total interest expense	3,656	5,456	7,684	11,699

Net interest income	11,616	10,155	22,808	20,071

Provision for loan losses	864	550	1,966	867

Net interest income after provision for loan losses	10,752	9,605	20,842	19,204

Non-interest income:
Investment advisory fees	697	841	1,346	1,661
Deposit service fees	905	961	1,778	1,838
Bank-owned life insurance	156	153	311	307
Other than temporary impairment on investment securities	(16)	—	(774)	—
Net gains on sales of investment securities	—	—	971	47
Gains on sales of loans	256	29	378	60
Other income	357	404	718	872
Total non-interest income	2,355	2,388	4,728	4,785

Non-interest expense:
Salaries and employee benefits	6,166	5,807	12,045	11,157
Occupancy expenses	1,886	1,631	3,780	3,252
Audit, legal and other professional fees	422	358	760	765
Advertising and public relations	446	471	992	838
Deposit insurance premiums	954	202	1,327	343
Supplies and postage	212	228	417	463
Investment advisory and custodial expenses	116	88	219	202
Other operating expenses	1,028	819	2,015	1,615
Total non-interest expense	11,230	9,604	21,555	18,635

Income before income taxes	1,877	2,389	4,015	5,354
Provision for income taxes	503	606	1,123	1,554

Net income	$1,374	$1,783	$2,892	$3,800

Basic earnings per share	$0.17	$0.22	$0.36	$0.48

Diluted earnings per share	$0.17	$0.22	$0.36	$0.48

Basic weighted average common shares outstanding	8,181,721	7,962,963	8,120,867	7,950,475

Diluted weighted average common shares outstanding	8,195,116	8,000,586	8,133,032	7,990,545

ENTERPRISE BANCORP, INC.

Consolidated Balance Sheets

(unaudited)

	June 30,	December 31,	June 30,
(Dollars in thousands)	2009	2008	2008

Assets
Cash and cash equivalents:
Cash and due from banks	$29,827	$21,479	$36,130
Short-term investments	24,838	3,797	8,872
Total cash and cash equivalents	54,665	25,276	45,002

Investment securities at fair value	127,490	159,373	142,317
Loans, less allowance for loan losses of $16,710 at June 30, 2009, $15,269 at December 31, 2008 and $14,199 at June 30, 2008, respectively	1,002,713	933,372	870,983
Premises and equipment	22,857	21,651	20,216
Accrued interest receivable	5,154	5,357	5,278
Deferred income taxes, net	9,992	9,349	8,185
Bank-owned life insurance	13,561	13,290	13,016
Prepaid income taxes	1,163	1,034	1,670
Prepaid expenses and other assets	4,876	5,910	3,214
Core deposit intangible, net of amortization	143	209	276
Goodwill	5,656	5,656	5,656

Total assets	$1,248,270	$1,180,477	$1,115,813

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$1,085,190	$947,903	$922,462
Borrowed funds	44,746	121,250	84,073
Junior subordinated debentures	10,825	10,825	10,825
Accrued expenses and other liabilities	11,985	7,546	7,139
Accrued interest payable	1,713	1,849	2,872

Total liabilities	1,154,459	1,089,373	1,027,371

Commitments and Contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 8,222,424 and, 8,025,239 and 7,977,973 shares issued and outstanding at June 30, 2009, December 31, 2008 and June 30, 2008, respectively	82	80	80
Additional paid-in capital	30,896	29,698	29,006
Retained earnings	61,552	60,200	59,887
Accumulated other comprehensive income (loss)	1,281	1,126	(531)

Total stockholders’ equity	93,811	91,104	88,442

Total liabilities and stockholders’ equity	$1,248,270	$1,180,477	$1,115,813

ENTERPRISE BANCORP, INC.

Selected Consolidated Financial Data and Ratios

(unaudited)

	At or for the	At or for the	At or for the
	six months	year	six months
	ended	ended	ended
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2009	2008	2008
Balance Sheet Items:
Total assets	$1,248,270	$1,180,477	$1,115,813
Loans serviced for others	36,702	28,341	23,246
Investment assets under management	381,232	439,711	525,023
Total assets under management	$1,666,204	$1,648,529	$1,664,082

Book value per share	$11.41	$11.35	$11.09
Dividends per common share	$0.19	$0.36	$0.18
Total capital to risk weighted assets	10.43%	10.70%	11.11%
Tier 1 capital to risk weighted assets	9.14%	9.45%	9.86%
Tier 1 capital to average assets	8.02%	8.28%	8.69%
Allowance for loan losses to total loans	1.64%	1.61%	1.60%
Non-performing assets	$13,586	$8,585	$6,388
Non-performing assets to total assets	1.09%	0.73%	0.57%

Income Statement Items (annualized):
Return on average assets	0.48%	0.51%	0.72%
Return on average stockholders’ equity	6.28%	6.26%	8.66%
Net interest margin (tax equivalent)	4.18%	4.23%	4.18%